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                                                                    EXHIBIT 11.1

                       CROWN CASTLE INTERNATIONAL CORP.

                            COMPUTATION OF NET LOSS
                               PER COMMON SHARE
              (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                          THREE MONTHS
                                                         ENDED MARCH 31,
                                                      --------------------
                                                        2001        2002
                                                      --------    --------
Net loss......................................        $(68,055)  $(103,393)
Dividends on preferred stock..................         (19,505)    (20,105)
                                                      --------   ---------

Net loss applicable to common stock for basic
 and diluted computations.....................        $(87,560)  $(123,498)
                                                      ========   =========
Weighted-average number of common shares
 outstanding during the period for basic and
 diluted computations (in thousands)..........         211,195     219,420
                                                      ========    ========
Loss per common share - basic and diluted.....        $  (0.41)   $  (0.56)
                                                      ========    ========